SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

Wednesday, May 4, 2016, 3:00 p.m.

Manor Country Club

14901 Carrolton Road, Rockville, MD 20853

The 2016 annual meeting of shareholders of Sandy Spring Bancorp, Inc. will be held as indicated above for the purpose of considering:

(1)	The election of Mona Abutaleb, Robert E. Henel, Jr., Gary G. Nakamoto, and Dennis A. Starliper to serve as Class III directors with terms expiring at the 2019 annual meeting, and James J. Maiwurm to serve as a Class II director with a term expiring at the 2017 annual meeting, in each case until their successors are duly elected and qualified;

(2)	A non-binding resolution to approve the compensation for the named executive officers;

(3)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2016; and

(4)	Such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors established March 4, 2016 as the record date for this meeting. Shareholders of record as of the close of business on that date are entitled to receive this notice of meeting and vote their shares at the meeting and any adjournments or postponements of the meeting.

Your vote is very important. The board urges each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, as described on the card. If you choose to attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland

March 22, 2016

Important Notice Regarding the Availability of Proxy Materials for the
2016 Annual Meeting of Shareholders to be Held on May 4, 2016
This proxy statement and the 2015 Annual Report on Form 10-K are available at
www.envisionreports.com/sasr.

Sandy Spring Bancorp, Inc.

Proxy Statement

General Information

The board of directors of Sandy Spring Bancorp, Inc., (“Company”) has furnished this proxy statement to you in connection with the solicitation of proxies to be used at the 2016 annual meeting of shareholders. The meeting will be held on Wednesday, May 4, 2016, at 3:00 p.m. at Manor Country Club, 14901 Carrolton Road, Rockville, Maryland 20853. The notice of annual meeting is being first mailed on or about March 22, 2016, to shareholders of record as of the close of business on March 4, 2016 (“Record Date”). The Company’s mailing address is Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, MD 20832.

Notice and Accessibility of Proxy Materials

For our 2016 annual meeting, to save significant printing and mailing expenses, the Company is furnishing its proxy statement and annual report via the Internet according to the SEC rules for “Notice and Access.” On March 22, 2016, the Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to all shareholders, who had not previously elected to receive their proxy materials by mail or electronically, containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the Notice, shareholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, the Company utilizes the householding rules of the SEC that permit the delivery of one set of proxy materials or notice of availability of these materials to shareholders who have the same address. If you wish to receive a separate copy of this proxy statement and annual report or notice of availability of these materials for each shareholder at your household, please follow the instructions on the Notice, and materials will be mailed to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee directly.

Who Can Vote and What Constitutes a Quorum

Shareholders of Company common stock, par value $1.00 per share, as of the close of business on the Record Date may vote. Each share of common stock is entitled to one vote. As of the Record Date 24,042,641 shares of common stock were outstanding and eligible to vote. When you execute your right to vote, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Proxies marked as abstentions and proxies for shares held in the name of a broker, or other nominee, marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

Exercising Your Right to Vote

By submitting your proxy instructions in time to be voted at the annual meeting, the shares represented by your proxy will be voted in accordance with those instructions. Signed but unmarked proxy cards will be voted FOR the election of all nominees for director, FOR the approval of executive compensation, and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2016. If your shares are held in certificate(s) or in book entry with the Company’s transfer agent, Computershare, or in an employee benefit plan, and you do not return your proxy, no votes will be cast on your behalf.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental or procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

Shares Held Through a Broker

If you hold your shares through a broker, or other nominee, it is critical that you cast your vote if you want it to count in the election of directors (Proposal I) or the advisory vote on executive compensation (Proposal II). Your broker is not allowed to vote shares on your behalf on such matters without your specific instruction. If you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf. Your broker will, however, have discretion to vote any uninstructed shares on matters considered routine items, such as the ratification of the appointment of the independent registered public accounting firm (Proposal III).

Telephone and Internet Voting

We are pleased to offer our shareholders the convenience of voting by telephone and Internet. Please refer to your Notice or proxy card for instructions. If you hold your shares in street name, your broker may allow you to provide voting instructions by telephone or via the Internet. Please refer to the instructions provided by your broker.

How to Attend the Meeting In Person and What to Bring

All shareholders will be asked to check-in at the registration desk prior to admittance to the meeting. Shareholders who own Company stock through a broker, or other nominee, will need to bring a statement as proof of ownership along with photo identification. No cameras or recording equipment will be permitted in the meeting, and all cell phones must be turned off. If you hold your shares through a broker, or other nominee, and you wish to vote your shares in person at the meeting, you will need to ask the holder for a legal proxy. You will need to bring the legal proxy with you to the meeting and turn it in with a signed ballot that will be provided to you at the meeting.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering a duly executed proxy bearing a later date; or 3) attending the annual meeting and casting a ballot in person.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees. The Company will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Tabulation of Votes and Public Announcement of Results

The board of directors has appointed the Company’s transfer agent, Computershare, to act as inspector of election at the annual meeting of shareholders. A designated representative from Computershare, under oath, will carry out the duties of tabulating the votes at the meeting. The results will be announced at the end of the meeting, and filed with the SEC on Form 8-K within four business days. Shareholders may view the Form 8-K on the investor relations page of www.sandyspringbank.com.

PROPOSAL I: Election of Directors

The board of directors (“board”) is elected by shareholders to represent their interest in the Company. With the exception of those matters reserved for shareholders, the board is the highest and ultimate decision-making authority. The board works closely with executive management and oversees the development and execution of the Company’s business strategy.

Board Complement

The Company maintains a classified board, meaning that only a portion of the board is elected each year. The classified structure provides stability of leadership and supports our long-term strategy. The board is divided into three classes, nearly equal in number as possible. In general, the term of only one class of directors expires each year, and the directors within that class are elected for a term of three years or until their successors are elected and qualified.

On October 28, 2015, Mona Abutaleb and James J. Maiwurm were elected to the board to serve as a Class III and Class II director, respectively. In accordance with the Company’s articles of incorporation, Ms. Abutaleb and Mr. Maiwurm are required to stand for election by the shareholders at the annual meeting following their election by the board. Also on October 28, 2015, Mei Xu resigned from the board for personal reasons. If all director-nominees are elected, following the annual meeting the board will stand at 12 members.

On January 27, 2016, to be effective immediately, the board amended the Company’s bylaws to increase the mandatory retirement age for directors from 70 to 72.  As a result, directors may continue to serve until the first annual meeting of shareholders after they reach the age of 72.

Director-Nominees

A total of five director-nominees are before you for election: Mona Abutaleb, Robert E. Henel, Jr., Gary G. Nakamoto, and Dennis A. Starliper, the directors in Class III for a three-year term to expire in 2019; and James J. Maiwurm, a director in Class II for a one-year term expiring in 2017.

Nomination Process

The Nominating Committee is responsible for recruiting and recommending candidates to the board. In exercising its duties, the committee considers the present skills and experience on the board and the qualifications that are desired in order to meet the Company’s changing needs.

The Corporate Governance Policy outlines the general competencies required of all directors including the highest standards in exercising his or her duty of loyalty, care and commitment to all of our shareholders. Prior to the recruitment of a new director the board gathers input from all directors in order to form a collective picture of the particular competencies needed to fulfill the board’s obligations and support our long-term strategy. Such competencies may include expertise in: the banking industry, financial matters, risk management, marketing, a geographic market, regional economics, strategic planning, executive management, technology or other relevant qualifications. The board also values diversity and seeks to include a broad range of backgrounds, experience and personality styles.

The Nominating Committee encourages suggestions for qualified director candidates from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for this purpose. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications" on page 38.

Information About Nominees and Incumbent Directors

The following information sets forth the names of the nominees for election describing their skills, experience and qualifications for election. Each has given his or her consent to be nominated and has agreed to serve, if elected. If any person nominated by the board of directors is unable to stand for election, the shares represented by proxies may be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.

The boards of directors of the Company and its principal subsidiary Sandy Spring Bank (“Bank”) are composed of the same persons. Throughout this proxy statement, the singular use of "board of directors" or "board" shall be intended to refer to both boards unless otherwise indicated.

Voting Standard

With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW AS A DIRECTOR OF SANDY SPRING BANCORP, INC.

Class III Directors - Nominees for Terms to Expire at the 2019 Annual Meeting

Mona Abutaleb

Age: 53

Director since: 2015

Independent

Committees: Audit, Risk

Skills and qualifications: executive leadership experience, strategic planning, expertise in technology and cyber risk management for small and mid-sized businesses.

Ms. Abutaleb joined mindSHIFT Technologies in 2006 and utilized her unique blend of skills and expertise in operations, engineering, IT and customer service to drive mindSHIFT's rapid growth. She was named CEO in 2014, and she led the company in its acquisition by Ricoh Americas Holdings. As a leading managed services industry executive, Ms. Abutaleb was named to the MSPmentor 250 list as one of the most influential executives shaping the industry in 2014 and 2015. In 2015, Ms. Abutaleb was named Senior Vice President of RAC Services in addition to her role at mindSHIFT. She has been a leader of technology-based service organizations for more than 30 years.

Robert E. Henel, Jr.

Age: 68

Director since: 2011

Independent

Committees: Audit, Risk

Skills and qualifications:

Industry expertise, executive management experience, risk management experience, and strong knowledge of the local market.

Mr. Henel is the former Chairman, President and CEO of Annapolis Banking & Trust Company, an affiliate bank of the former Mercantile Bankshares Corp., a position he held for 16 years. Upon the acquisition of Mercantile, Mr. Henel became a regional president for PNC Bank for the Annapolis and Anne Arundel County Region until 2010. In addition to 39 years in the banking industry, Mr. Henel is a past chairman of trustees for the Anne Arundel Health System and a past chairman of the Anne Arundel Medical Center Foundation. He has served numerous community, civic, and industry organizations.

Gary G. Nakamoto

Age: 52

Director since: 2011

Independent

Committees: Audit, Compensation

Skills and qualifications:

Experience in the government contracting field, executive management experience in the technology industry, extensive knowledge of the Northern Virginia market, and familiarity with local, state and national government.

Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm located in McLean, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the 2011 Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. Mr. Nakamoto currently serves on the State Council of Higher Education for Virginia, as a trustee for the Inova Health Foundation, and is a board member of the Virginia Chamber of Commerce.

Dennis A. Starliper

Age: 69

Director since: 2010

Independent

Committees: Audit Chairman, Executive and Governance, Nominating

Skills and qualifications:

deep industry experience with a large and respected, local bank; executive management experience with a publicly-traded company; risk management experience and financial expertise.

Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years. He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer. He is a CPA and holds an MBA from Southeastern University. He is currently an adjunct professor of Finance and Accounting for the Brown School of Business and Leadership at Stevenson University. Mr. Starliper currently chairs the Audit Committee and has been designated by the board as the Audit Committee’s financial expert.

Class II Director - Nominee for Term to Expire at the 2017 Annual Meeting

James J. Maiwurm

Age: 67

Director since: 2015

Independent

Committees: Audit, Compensation

Skills and qualifications: extensive professional experience and business expertise in acquisitions and business ventures, and experience with publicly-traded companies.

Mr. Maiwurm has had a distinguished career as an attorney and business leader. He moved into law firm leadership with Squire Patton Boggs, a top-25 global legal practice, in 2003, and he went on to Chair the firm and its Management Committee in 2009 - 2010 and then served as Chair of the Global Board and Global CEO of Squire Patton Boggs LLP (AU, UK, and US) from 2011 through 2014. Since January 1, 2015 he has been Chair Emeritus and Senior Counsel to the firm. He has served in both executive and board positions for publicly traded, privately held, and nonprofit organizations. He was named one of the ten most innovative law firm managing partners in 2012 by Law360. Mr. Maiwurm’s law practice involves the representation of a diverse range of businesses in private equity transactions, public offerings, and domestic and international acquisitions, dispositions, financings and joint ventures.

Incumbent Class I Directors - Terms Expiring at the 2018 Annual Meeting

Ralph F. Boyd, Jr.

Age: 59

Director since: 2012

Independent

Committees: Compensation, Risk

Skills and qualifications: extensive professional experience, executive leadership experience, public-company board service, and risk management experience.

Mr. Boyd was named CEO of the Massachusetts Region of The American Red Cross in 2014. Prior to that, he was Chairman, and Interim President and CEO of the Center City Public Charter Schools, Inc. in Washington, D.C., where he continues to serve as a founding member of the board of directors. From 2004 to 2012, Mr. Boyd served variously as Executive Vice President and General Counsel of Freddie Mac, and as Chairman, President and CEO of the Freddie Mac Foundation, Inc. He is a Harvard Law School graduate and previously served as Assistant Attorney General of the United States and head of the Civil Rights Division of the Department of Justice in the Administration of President George W. Bush. Mr. Boyd also served on the board of directors of DirecTV from 2004 to 2015, and as audit committee chairman for six years. He also currently chairs the board of trustees of the NHP Foundation, a nonprofit affordable housing developer and resident services provider. Mr. Boyd maintains a primary residence in Laytonsville, MD with his family.

Susan D. Goff	Age: 70 Director since: 1994 Independent Committees: Audit, Compensation Skills and qualifications: executive management and public-company experience and knowledge of compensation matters.	Ms. Goff is the former Director and President of MD-Individual Practice Association, a subsidiary of Mid Atlantic Medical Services, Inc. (MAMSI), a publicly-held healthcare company. Ms. Goff was also an Executive Vice President of MAMSI. In 2004, MAMSI was sold to UnitedHealthcare and Ms. Goff became the regional executive overseeing all products in seven states. She retired in 2005. During her career, Ms. Goff was directly involved with strategic planning, marketing, and product development.

Robert L. Orndorff Chairman

Age: 59

Director since: 1991

Independent

Committees: Executive & Governance, chairman, ex officio on all committees

Skills and qualifications: extensive business experience, leadership skills, knowledge of government contracting, strategic planning skills, and knowledge of the local market.

Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating and grading company in central Maryland that also provides mulch and topsoil products. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability that is also strongly aligned with the Company’s culture and values.

Daniel J. Schrider President & CEO

Age: 51

Director since: 2009

Non-Independent

Committees: Executive & Governance, Risk

Skills and qualifications: deep industry and institutional knowledge, strategic planning and analytical skills, financial expertise, risk management, and executive management.

Mr. Schrider was named to the position of president and chief executive officer on January 1, 2009 at which time he also joined the board of directors of Sandy Spring Bancorp, Inc. Mr. Schrider has been part of Sandy Spring Bank for over 27 years having joined the company in 1989 as a commercial lender. He advanced his career to the executive level in 2003 and became the Bank’s Chief Credit Officer. Mr. Schrider is also a graduate of the American Bankers Association Stonier Graduate School of Banking. A leader among community bankers and a sought-after guest speaker at local and national industry events, Mr. Schrider is currently the chairman of the Maryland Bankers Association. He also embraces Sandy Spring Bank’s legacy of local, community involvement as he serves on the board of Medstar Montgomery Medical Center in Olney, Maryland.

Incumbent Class II Directors – Terms Expiring at the 2017 Annual Meeting

Mark E. Friis

Age: 60

Director since: 2005

Independent

Committees: Executive & Governance, Nominating chairman, Risk

Skills and qualifications: business management experience, strategic planning, sales and marketing skills, and in-depth knowledge of the local economy.

Mr. Friis is CEO of Rodgers Consulting, Inc., a land planning and engineering firm specializing in town planning, urban design, development entitlements, site engineering and natural resource management for developers, builders, institutions and corporations. He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government. He currently serves on the board of trustees for Hood College in Frederick, MD, and he also chairs Sandy Spring Bank’s Frederick Advisory Board.

Pamela A. Little

Age: 62

Director since: 2005

Independent

Committees: Compensation Chairman, Executive & Governance, Nominating

Skills and qualifications: broad range of business experience with public companies, knowledge of mergers and acquisitions, executive leadership skills, human resources experience, and financial expertise.

Ms. Little has over 30 years of experience working with companies ranging from privately held start-up firms to large, publicly-traded government contracting firms. She became the Executive Vice President and CFO of MTSI, an employee-owned government contractor, in 2014 and has served as a director of MTSI since 2011. Prior to that she was the CFO for CALIBRE Systems, Inc. from 2013 to 2014 and the CFO of Planned Systems International during early 2013. Ms. Little was the Co-CEO at the former ATS Corporation, a publicly-traded provider of IT services, from 2011 to 2012, and was CFO from 2007 to 2011.

Craig A. Ruppert

Age: 62

Director since: 2002

Independent

Committees: Risk Chairman, Executive & Governance, Nominating

Skills and qualifications: strategic planning, executive management, mergers and acquisitions and business expertise.

A highly successful entrepreneur, Mr. Ruppert is the founder, President and CEO of The Ruppert Companies which is comprised of commercial landscape construction and management located in seven states; tree growing and moving operations; and industrial property development. Mr. Ruppert also serves on the board of directors of The Wills Group, a privately-held, local marketer of petroleum products in the Mid-Atlantic area. Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond and a noted, local philanthropist.

Corporate Governance and Other Matters

Corporate Governance Policy and Code of Business Conduct

The board remains committed to setting a tone of the highest ethical standards and performance for our management, officers, and the Company as a whole. The board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed regularly to ensure that it reflects the best interests of the Company and its shareholders.

In addition, our board of directors has adopted a Code of Business Conduct (“Code”) applicable to all directors, officers, and employees of the Company and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by the Company and its subsidiaries. The Code is intended to meet the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing rules of Nasdaq Stock Market, Inc. More information about corporate governance, including the Corporate Governance Policy and the Code of Business Conduct, may be found on our investor relations website at www.sandyspringbank.com.

Director Independence

In accordance with the Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. The board of directors has affirmatively determined that all directors other than Mr. Schrider are independent under Nasdaq's listing rules. The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market, federal securities and banking laws and the additional standards included in our Corporate Governance Policy.

Board Leadership Structure, Education and Self-Assessment Process

The Company’s bylaws provide for the annual election of a chairman of the board from among the directors, and the Corporate Governance Policy states it is the board’s policy to separate the offices of the chairman and the chief executive officer. This separate role allows the chairman to maintain independence in the oversight of management. The chairman of the board also chairs the Executive and Governance Committee, which is comprised of the chairmen of the other standing committees (see Executive and Governance Committee description below).

The board is committed to self-improvement and has established an annual self-assessment process that evaluates a different aspect of board effectiveness each year. In 2015, that process was facilitated by The Center for Board Excellence (“CBE”), an independent consultant. All directors completed an assessment of committee effectiveness. The results of the evaluation were compiled by CBE, and a written report was given to the chairman and discussed with the committee chairmen in executive session.

Board’s Role in Risk Oversight

The board fulfills a significant role in the oversight of risk in the Company both through the actions of the board as a whole and those of its committees. On September 25, 2014 the board replaced the Credit and Investment Risk Committee with the Risk Committee. The Risk Committee was chartered to assume all of the duties and responsibilities of the former committee and given expanded responsibilities for broad risk oversight. The Risk Committee receives regular reports on: credit risk, asset quality, the adequacy of the allowance for loan and lease losses, investment risk profiles, interest rate risk, liquidity, capital adequacy, information and cyber security, vendor management, corporate insurance, litigation management and regulatory compliance. The Compensation Committee reviews reports on risk to the company associated with incentive compensation plans. The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audit and review process. In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the Company and coordinates the findings with the Risk Committee through a liaison member who serves on both committees.

Board Committees

The board of directors has the following standing committees: Audit, Executive and Governance, Nominating, Compensation, and Risk. The charter for each committee may be found on our investor relations web site at www.sandyspringbank.com. Each committee’s function is described as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring: 1) the integrity of the financial statements and financial reporting, including the proper operation of internal control over financial reporting and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002; 2) compliance with legal and regulatory requirements; and 3) the independence and performance of internal and external auditors. The Audit Committee is directly responsible for the appointment and oversight of the external auditor, including review of their qualifications and compensation. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-Q and 10-K prior to filing. All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. The board has determined that Dennis A. Starliper, a former chief financial officer of a publicly-traded company, qualifies as an audit committee financial expert under the Nasdaq listing rules and applicable securities regulations.

Executive and Governance Committee - This committee conducts board business between regular meetings as needed and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in governing the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee is comprised of the chairmen of the standing committees of the board, the chairman of the board, and the president and CEO.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing rules. With the exception of the president and CEO, the same directors serving on the Executive and Governance Committee also serve on the Nominating Committee. The Nominating Committee makes recommendations to the board with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general criteria and particular goals and needs of the Company for additional competencies or characteristics. The committee also has the authority to engage an outside search firm to source qualified candidates. See page 5 for a discussion of the nomination process.

Compensation Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Compensation Committee is responsible for developing executive compensation philosophy and determining all elements of compensation for executive officers including base salaries, short-term incentive compensation, equity awards, and retirement benefits. In addition, the committee considers other compensation and benefit plans on behalf of the board as required by regulation. The committee is charged with assessing whether the compensation plans encourage or reward unnecessary or excessive risk-taking by participants. The committee is also responsible for reviewing and making recommendations for non-employee director compensation and administering the Company’s equity compensation plans.

Risk Committee – The Risk Committee is responsible for assisting the board in its oversight of the Company’s enterprise risk management, including the review and approval of significant policies and practices concerning the various risks described in its charter as well as the analysis and assessment of potential risk in order to make recommendations to the board on strategic initiatives. The board delegates to the Risk Committee the oversight of specific risks as mandated by law or regulation, the authority to manage the Company’s affairs with regard to risk and the authority to handle unresolved issues referred to it by the board for further deliberation and recommendation.

Current Board Committee Membership and Number of Meetings

Name	Executive & Governance	Nominating	Audit	Compensation	Risk
Number of meetings in 2015	5	8	8(1)	5	6
Abutaleb, Mona			X		X
Ralph F. Boyd, Jr.				X	X
Mark E. Friis	X	Chairman			X
Susan D. Goff			X	X
Robert E. Henel, Jr.			X		X
Pamela A. Little	X	X		Chairman
James J. Maiwurm			X	X
Gary G. Nakamoto			X	X
Robert L. Orndorff(2)	Chairman	X	X	X	X
Craig A. Ruppert	X	X			Chairman
Daniel J. Schrider	X				X
Dennis A. Starliper	X	X	Chairman

(1) The Audit Committee met four times in person and four times by teleconference to approve earnings releases.

(2) As chairman of the board, Mr. Orndorff is an ex officio member of all committees.

Director Attendance at Board and Committee Meetings

Each of our directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year. During 2015, the board held nine meetings with overall attendance averaging 95%. In accordance with the Corporate Governance Policy, all incumbent directors attended well over 80% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders

The board of directors believes it is important for all directors to attend the annual meeting of shareholders to show support for the Company and to provide an opportunity to interact with shareholders directly. It is our policy that directors should attend the annual meeting of shareholders unless unable to attend by reason of personal or family illness or other urgent matters. All except two of our directors were in attendance at the 2015 annual meeting.

Stock Ownership Requirements for Directors

According to the Company’s bylaws, qualified directors are required to hold unencumbered shares of common stock with a fair market value of $1,000. The Corporate Governance Policy requires this minimum ownership position to increase with each year of service up to the lesser of 5,000 shares or $175,000 in fair market value by January 1st following the director’s fifth anniversary of service. All of the directors meet the requirements of the policy.

Director Compensation

Cash Compensation

In 2015, the Compensation Committee reviewed an analysis of director compensation compared to peer banks prepared by Pearl Meyer and Partners, LLC (“Pearl Meyer”), the Compensation Committee’s independent compensation consultant. The comparative analysis showed that the board’s cash compensation was in the 42nd percentile compared to peers. In order to bring the board’s compensation to a median level with peers, the Committee recommended and the board approved increasing compensation to the median level. During 2015, the chairman received an annual cash retainer of $42,000, and each director, other than Mr. Schrider, received an annual cash retainer of $15,000. The committee chairmen received an additional annual cash retainer as follows: Audit Committee $9,000; Compensation Committee $7,000; Executive and Governance $5,000; Nominating Committee $5,000; and Risk Committee $5,000. Effective May 25, 2015, board meeting attendance fees were fixed at $1,200 per board meeting and $1,000 per committee meeting.

Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors who attended a regular board meeting by phone were paid a reduced meeting fee of $500. Directors were not paid for limited-purpose teleconference meetings, and members of the Nominating Committee were not paid when the Executive & Governance Committee met on the same day. Finally, those directors who serve on a regional advisory board were paid $600 for each advisory board meeting attended. All directors of the Company also serve as directors of Sandy Spring Bank, for which they did not receive any additional compensation. All meetings of the board and its committees are considered joint meetings of the holding company and the principal subsidiary.

Director Fee Deferral Plan

Directors are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan. The amounts deferred accrue interest at 120% of the long-term Applicable Federal Rate, which is not considered “above market” or preferential. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service. In the event a director dies during active service, the Bank will pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan

Each director has the option of using from 50% to 100% of his or her annual retainer fee to purchase newly issued common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

Equity Compensation

In 2015, the Compensation Committee utilized a comparative analysis of director compensation prepared by Pearl Meyer. The analysis showed that the annual equity compensation value of $25,000 was very near the peer median value. On March 18, 2015, directors received a grant of restricted stock of $25,000 of Company common stock. The restricted stock will vest over three years in equal increments, and vesting is accelerated upon the permanent departure from the board other than removal for just cause.

2015 Non-Employee Director Compensation

	Fees Earned or		Option	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Total
Name	(1)	(2)	(3)	(4)
Mona Abutaleb	$11,150	$-		$-	$11,150
Ralph F. Boyd, Jr.	$34,300	$25,000		$1,789	$61,089
Mark E. Friis	$46,100	$25,000		$1,885	$72,985
Susan D. Goff	$33,500	$25,000		$1,885	$60,385
Robert E. Henel, Jr.	$35,500	$25,000		$1,885	$62,385
Pamela A. Little	$43,500	$25,000		$1,885	$70,385
James J. Maiwurm	$11,150	$-		$-	$11,150
Gary G. Nakamoto	$33,500	$25,000		$1,885	$60,385
Robert L. Orndorff	$76,300	$25,000		$1,885	$103,185
Craig A. Ruppert	$42,200	$25,000		$1,885	$69,085
Dennis A. Starliper	$44,800	$25,000		$1,885	$71,685
Mei Xu	$24,900	$25,000		$1,300	$51,200

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 13.
(2)	On March 18, 2015 the directors were granted 954 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $26.20 per share. On Dec. 31, 2015, each non-employee director, other than Ms. Abutaleb and Mr. Maiwurm, had 2,038 shares of restricted stock.
(3)	On March 26, 2015, stock options with respect to 1,260 shares of Company common stock previously granted to each of Mr. Friis, Ms. Goff; Ms. Little, Mr. Orndorff, and Mr. Ruppert expired.
(4)	Amounts in this column represent dividends paid on restricted stock.
(5)	Ms. Abutaleb and Mr. Maiwurm were elected to the board on October 28, 2015. Ms. Xu resigned from the board on October 28, 2015.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of February 4, 2016, with respect to the shares of common stock beneficially owned by each director and director-nominee, by the 2015 named executive officers, and by all directors and executive officers as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and executive officers as a group own 2.5% of outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total
Mona Abutaleb	45	-	-	45
Ralph F. Boyd, Jr.	1,292	2,038	-	3,330
Mark E. Friis	36,368	2,038	-	38,406
Susan D. Goff	23,934	2,038	-	25,972
Robert E. Henel, Jr.	6,880	2,038	-	8,918
Pamela A. Little	17,279	2,038	-	19,317
James J. Maiwurm	1,000	-	-	1,000
Gary G. Nakamoto	3,549	2,038	-	5,587
Robert L. Orndorff	162,705	2,038	-	164,743
Craig A. Ruppert	71,484	2,038	-	73,522
Dennis A. Starliper	7,145	2,038	-	9,183
Daniel J. Schrider (4)	44,161	33,601	-	77,762
Philip J. Mantua(5)	31,493	14,620	-	46,113
Joseph J. O’Brien(6)	24,536	16,552	-	41,088
R. Louis Caceres(7)	28,048	15,582	-	43,630
Ronald E. Kuykendall(8)	19,292	11,325	-	30,617
All directors and all executive officers as a group (18 persons)	486,083	125,962	3,213	615,258

(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of February 4, 2016 and within 60 days thereafter.
(4)	Mr. Schrider’s shares include 8,446 shares held through employee benefit plans. Stock options previously granted to Mr. Schrider for 10,000 shares expired on March 26, 2015.
(5)	Mr. Mantua’s shares include 14,167 shares held through employee benefit plans. Stock options previously granted to Mr. Mantua for 5,750 shares expired on March 26, 2015.

(6) Mr. O’Brien’s shares include 4,542shares held through employee benefit plans. Stock options previously granted to Mr. O’Brien for 5,000 shares expired on March 26, 2015.

(7) Stock options previously granted to Mr. Caceres for 5,000 shares expired on March 26, 2015.

(8)	Mr. Kuykendall’s shares include 5,155 shares held through employee benefit plans. Stock options previously granted to Mr. Kuykendall for 4,000 shares expired on March 26, 2015.

Owners of More than 5% of Sandy Spring Bancorp, Inc. Common Stock

This table lists the beneficial owners of more than 5% of outstanding common stock as of December 31, 2015.

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding
Forest Hill Capital, LLC 100 Morgan Keegan Dr., #430, Little Rock, AR 72202	1,523,598	(1)	6.3%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	1,509,545	(2)	6.2%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	1,499,842	(3)	6.2%
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,245,970	(4)	5.1%

(1)	According to the Schedule 13G filed by Forest Hill Capital, LLC, with the SEC on February 10, 2016, Forest Hill Capital, LLC and Mark Lee have shared voting power with respect to 359,607 shares and shared dispositive power with respect to 1,523,598 shares.
(2)	According to the Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2016, Dimensional Fund Advisors had sole voting power with respect to 1,457,845 shares and sole dispositive power with respect to 1,509,545 shares. These securities are owned by various investment funds, trusts and accounts for which Dimensional Fund Advisors or one of its subsidiaries serves as an adviser or sub-advisor. In its role as investment advisor, sub-advisor or manager, Dimensional Fund Advisors or its subsidiaries may possess voting and/or investment power over the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional Fund Advisors is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors disclaims beneficial ownership of such securities.
(3)	According to the Schedule 13G filed by Blackrock, Inc., with the SEC on January 27, 2016, BlackRock, Inc., has sole voting power with respect to 1,455,133 shares and sole dispositive power with respect to 1,499,842 shares.
(4)	According to the Schedule 13G filed by T. Rowe Price Associates, Inc. (Price Associates) on February 10, 2016, Price Associates has sole voting power with respect to 421,240 shares and sole dispositive power with respect to 1,245,970 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and any persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership and changes in ownership with the SEC. Specific dates for such filings have been established by the SEC, and the Company is required to report in this proxy statement any failure to file reports in a timely manner in 2015. Based solely on the review of the copies of forms it has received and the written representation from each person, all the executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2015.

Transactions and Relationships with Management

Directors and officers of the Company obtain banking products and services from Sandy Spring Bank in the ordinary course of business. Such services may include but are not limited to deposit accounts, loans, trust services, asset management, and insurance for personal or business needs. These products and services are provided on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company and the Bank. In the opinion of management, these transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, are subject to review by the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by disinterested directors. Extensions of credit to directors or officers of the Company and Bank are subject to approval by the disinterested members of the Risk Committee per the terms of Regulation O and Bank policy. If total exposure to an officer or director exceeds $500,000, extensions of credit to that officer or director are subject to approval by all disinterested directors on the board. Related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

Compensation Discussion and Analysis

The following discussion and analysis is intended to provide shareholders with a detailed description of the Company’s executive compensation philosophy, components, and the factors used by the Compensation Committee (or “committee” within this section) for determining executive compensation in 2015. This discussion should be read in conjunction with the compensation tables and accompanying narrative that can be found starting on page 28. The analysis concentrates on compensation for the following named executive officers for 2015:

Daniel J. Schrider	President, Chief Executive Officer
Philip J. Mantua	EVP, Chief Financial Officer
Joseph J. O’Brien, Jr.	EVP, Commercial and Retail Banking
R. Louis Caceres	EVP, Wealth Management, Insurance, Mortgage, and Private Banking
Ronald E. Kuykendall	EVP, General Counsel and Secretary

Executive Summary

2015 Company Performance

The Company made significant strides in 2015 on the primary strategic initiative of aligning our processes to create a consistent, remarkable client experience, known by the abbreviation: CX. In May, the Bank was nationally recognized by the Customer Experience Professional Association as a 2015 Innovation Award winner. This award was for a unique method of employee communication and training on CX principles throughout the Company. The Company also invested in a new client relationship management system tied directly into the Company’s core data processor. After months of design, testing and training, the system named CX360 was launched in January 2016. The Company expects the system to enable management to manage client relationships from a holistic point of view across all business lines, coordinate referrals and contacts to broaden relationships, reduce response times, improve sales reporting, and drive results.

In 2015 the Company achieved net earnings of $45.4 million which includes the recovery of $4.5 million from the settlement of a lawsuit from 2014. The recovery enabled the Company to make a $1 million contribution as the initial endowment of the Sandy Spring Bank Foundation, Inc., a tax-exempt private foundation dedicated to furthering the Company’s philanthropic work in the local communities it serves.

2015 was another year of strong, organic growth. Total loans and leases grew 12% over the prior year and total deposits grew 6% as shown below:

(dollars in millions)

Loan growth was balanced in all major categories led by 15% growth in the commercial loan portfolio. Our deposit mix of noninterest-bearing deposits is a notable strength at 30% of total deposits, reducing the overall cost of funds. The five-year compound average growth rates for total loans and total deposits were 10% and 5% respectively.

Shareholder dividends increased 18.42% to $0.90 per share in 2015 from $0.76 per share in 2014. As of December 31, 2015, Company common stock (Nasdaq: SASR) offered a one, three, and five-year total shareholder return of 6.89%, 52.39%, and 68.06% respectively (Data source: S&P Global Market Intelligence).

Further details of the Company’s performance are provided in the Annual Report on Form 10-K for the year ended December 31, 2015.

2015 Executive Compensation Decisions

The Compensation Committee began its work on executive compensation for 2015 by reviewing the established compensation philosophy and the Company’s 2014 financial performance and the goals and objectives set forth in the 2015 financial plan. There were no material changes to the elements of executive compensation in 2015. The following actions were taken:

•	In recognition of strong core operational results in 2014, the committee granted equity awards on March 18, 2015 as described under Long-Term, Equity-based Compensation on page 22

•	The committee approved modest base salary increases for each executive effective March 29, 2015, described on page 20.

•	The committee approved corporate goals under the Executive Team Incentive Plan for 2015 that were directly aligned with an annual financial plan approved by the board. Based on the Company’s strong performance relative to these goals executives received bonuses equal to 103.11% of target as described under Performance-Based Incentive Compensation on page 21.

•	The committee approved the 2015 criteria for the Executive Incentive Retirement Plan (“EIRP”) based on return on average assets (“ROAA”) compared to a defined group of peer banks. The resulting deferred bonuses for the executive participants were 9.375% of base salary for Mr. Schrider and 7.5% for the other named executive officers as described under Long-Term Incentive Compensation on page 22.

•	At the annual meeting of shareholders on May 6, 2015, shareholders approved the 2015 Omnibus Incentive Plan following the expiration of the 2005 Omnibus Stock Plan. The 2015 Omnibus Incentive Plan is intended to be compliant with Section 162m of the Internal Revenue Code in order to maximize tax deductibility of compensation and will be utilized for compensation actions by the committee beginning in 2016.

“Say On Pay” Vote and Shareholder Engagement Efforts

On May 6, 2015, shareholders were asked to vote on a non-binding resolution to approve the compensation for the named executive officers, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 74%, which was lower than expected given little change in our compensation practices from 2014 (which had received an 89% approval vote), pay practices comparable to peers, and a positive recommendation from a recognized proxy advisory firm.

Following the vote, management actively engaged with investors who opposed the proposal to solicit feedback to better understand their concerns. Management spoke with large institutional investors and also with a recognized proxy advisory firm that recommended against the 2015 Say on Pay proposal. Collectively, management engaged with 60% of the opposing vote, and the findings were reported to and substantively reviewed by the committee.

The discussions with investors and the proxy advisory firm regarding executive compensation were generally favorable, and the following common themes were identified:

Alignment between pay and performance: There was a perceived misalignment between pay and performance, which management believes was largely from the impact of extraordinary, non-recurring expenses in 2014 as described in last year’s proxy statement, a large portion of which was recovered in 2015. Investors also indicated a preference for performance-based equity compensation in addition to the Executive Incentive Retirement Plan described on page 22. The committee has taken this feedback under advisement for the 2016 equity awards, which will be reported in next year’s proxy statement.

Additional disclosure on the Executive Team Incentive Plan: Investors requested more specific disclosure on the corporate goals and performance levels achieved. Information on the 2015 corporate goals has been provided on page 21.

Executive stock ownership guidelines: Although all of our named executive officers have significant stock ownership in the Company, investors felt the lack of a policy did not reflect the expectation of ownership for new executives. On January 27, 2016, the board amended the Corporate Governance Policy to adopt executive ownership guidelines whereby the CEO of the Company is required to own common stock equivalent in value to three times his base salary, and the other executive officers are required to own common stock equivalent in value to his or her base salary. Newly hired or promoted executives have five years to meet this requirement.

Overall Compensation Philosophy & Guiding Principles

The Company’s executive compensation philosophy has several objectives:

•	achieve the stated objectives in the strategic plan;
•	attract, retain, and motivate the talent needed to achieve the strategic objectives;
•	be competitive in comparison to peer banks;
•	reward a balanced approach to short and long-term performance;
•	link executive interests with those of shareholders; and
•	ensure executives are not encouraged or rewarded for taking excessive risk.

The committee strives to ensure the executives have a market-driven level of base compensation and benefits, with the opportunity for significant short and long-term rewards tied to company performance and shareholder value.

The primary elements of direct compensation are market-adjusted base salary and an annual plan-based incentive award. The executives are also eligible to receive an incentive-based deferred cash award and market-based, long-term equity compensation. The committee believes that these elements, described in detail below, provide a well-proportioned mix of fixed compensation balanced with performance-based, variable compensation intended to align executive compensation with shareholder value and the short and long-term goals of the Company.

Direct Compensation

Base Salary

Base salary is a fundamental element of executive compensation, and the committee reviews salaries in March in conjunction with annual performance appraisals for the preceding year. In determining base salaries, the committee considered the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, and the executive's past performance. The committee seeks to pay a base salary relative to the median of a defined peer group as discussed on page 25. Generally, below median would be for newly appointed or developing executives while above median would be for experienced, long-term, and high-performing executives. Mr. Schrider submitted recommendations to the committee for executive officers other than himself. Each executive received a modest increase to base salary as shown below.

Executive	Base Salary	Amount of Increase	New Base Salary Eff. 3/29/2015	Percent Increase
Daniel J. Schrider	$570,000	$11,400	$581,400	2.00%
Philip J. Mantua	$309,000	$16,000	$325,000	5.18%
Joseph J. O’Brien, Jr.	$333,000	$12,000	$345,000	3.60%
R. Louis Caceres	$311,500	$13,500	$325,000	4.33%
Ronald E. Kuykendall	$260,600	$10,400	$271,000	3.99%

Performance-Based Incentive Compensation

The Executive Team Incentive Plan (“ETIP”) is intended to provide participants a significant, plan-based award tied to the attainment of specific corporate goals identified and approved by the Compensation Committee. The 2015 target incentive opportunity was consistent with the prior year which, at that time, was benchmarked against peer banks utilizing the analysis provided by Pearl Meyer.

The corporate goals were tied directly to the Company’s 2015 financial plan and were selected because they contribute to the long-term viability of the Company; develop immediate and future revenue; and build the Company’s general franchise value. The goals have been consistent in recent years, and reflect the committee’s intention to reward performance based on core operating metrics. The committee also believes that multiple goals provide a balanced approach that discourages excessive risk-taking by participants, all of which is consistent with our compensation philosophy.

Each corporate goal was assigned a “threshold” or minimum performance level, a “target” level of performance, and a “maximum” level at which the award opportunity was capped. For achievement of threshold level, each executive participant would earn 50% of his or her respective target opportunity. Achievement of the target performance level would earn the target award, and achievement at or above the maximum performance level would earn 150% of the target opportunity. Results for any goal that falls between performance levels would be interpolated to calculate a proportionate award. Finally, the committee established a minimum performance trigger of 90% of planned net income. The trigger net income level was surpassed permitting awards to be paid.

Per the terms of the ETIP, the committee reviewed the results for the established goals before exercising its authority to approve the cash payments to the executives on January 13, 2016. The committee reflected on its decision in the prior year to exclude the litigation reserve incurred in the second quarter of 2014 due to the extraordinary, non-recurring nature of the expense that did not reflect the results of core operations. In the fourth quarter of 2015, the Company realized a $4.5 million recovery of the litigation reserve and utilized $1 million of the recovered amount to endow the Sandy Spring Bank Foundation, Inc. The amount and timing of the charitable expense to the Foundation would not have occurred without the meaningful recovery realized. Therefore, in order to be consistent, the committee excluded the impact of both the recovery and the charitable expense in 2015 in determining the cash awards to each executive. Other than this action on the part of the committee, which was clearly quantifiable, there were no discretionary elements or awards in any aspect of the 2015 ETIP bonus.

The corporate goals, respective weights, target and actual performance levels for 2015 were:

Corporate Goal	Weight	Target Performance Level	Actual 2015 Performance
Pre-tax, Pre-provision, Net Income Growth	25%	15.84%	12.47%
Fee-based Revenue Growth(1)	15%	11.14%	8.05%
Efficiency Ratio (non-GAAP)	15%	59.50%	60.55%
Nonperforming Assets to Total Assets	15%	0.85%	0.80%
Average Loan Growth	15%	12.08%	12.59%
Average Core Deposit Growth(3)	15%	6.39%	8.12%
	100%

(1)	Fee-based revenue sources were defined as gains on sale of mortgages, insurance commissions, investment services income, revenue from West Financial Services, and trust fee income.
(2)	Core deposits were defined as checking and savings accounts, money market accounts, and repurchase agreements.

The results for the goals yielded a bonus equal to 103.11% of the target. If the exclusions had not been made the bonus would have been 117% of target. For 2015, the target incentive opportunity and cash awards were:

Executive	Base Salary	2015 ETIP Incentive Award Opportunity Target	2015 ETIP Incentive Award Opportunity at Target	2015 ETIP Incentive Award Earned at 103.11% of Target
Daniel J. Schrider	$581,400	50.0%	$290,700	$299,746
Philip J. Mantua	$325,000	40.0%	$130,000	$134,045
Joseph J. O’Brien, Jr.	$345,000	40.0%	$138,000	$142,294
R. Louis Caceres	$325,000	40.0%	$130,000	$134,045
Ronald E. Kuykendall	$271,000	35.0%	$94,850	$97,802

Long-Term, Equity-Based Compensation

The Company’s established compensation philosophy identifies equity-based compensation as an effective means of creating a link between the interests of our shareholders, the performance of the Company and the retention of executive management. In 2015, the committee utilized restricted stock awards to accomplish these objectives.

The committee may consider grants at any time during the year. However, the committee traditionally considers equity awards in March in conjunction with the annual performance appraisal process. Therefore, the awards made in March 2015 recognized 2014 performance. The percentage values of the awards were the same as the prior year’s which, at that time, utilized the market analysis provided by Pearl Meyer. The committee awarded restricted stock to each executive consistent with median data in the analysis. The awards were expressed as a percentage of base salary as of December 31, 2014, and were approved by the committee on March 18, 2015 as follows:

Executive	Salary as of 12/31/2014	Equity Award as a Percentage of Salary	Value of Equity Award
Daniel J. Schrider	$570,000	50%	$285,000
Philip J. Mantua	$309,000	40%	$123,600
Joseph J. O'Brien, Jr.	$333,000	40%	$133,200
R. Louis Caceres	$311,500	40%	$124,600
Ronald E. Kuykendall	$260,600	35%	$91,210

Under the 2005 Omnibus Stock Plan, the number of shares constituting the restricted stock award was determined by the closing stock price on the grant date. The actual number of shares was rounded to the nearest whole share. These awards of restricted stock vest in equal increments over five years. The committee believes that time-based vesting supports our goal of retention of key leaders. The restricted stock will vest immediately upon the death or disability of the executive, or upon a change in control. Additional detail is provided in the Grants of Plan-Based Awards table on page 30.

Long-Term Incentive Compensation

All executives participate in the Executive Incentive Retirement Plan (“EIRP”), an annual deferred bonus plan. Under the EIRP, the Compensation Committee establishes specific criteria each year to determine the amount of the deferral bonus to be earned. For 2015, the Committee established the attainment of return on average assets compared to a regional group of peer banks described in further detail on page 25. Due to the potential for volatility in the peer group data, the committee used the median of peer data for comparison purposes.

The schedule for the 2015 deferral bonus was approved as follows:

Return on Average Assets Percentile Versus Peer Group	Deferral Bonus for Executive Officers % of Base Salary	Deferral Bonus for President & CEO % of Base Salary
80% or below	minimum 3.000%	minimum 3.000%
81% to 90%	4.500%	5.125%
91% to 100%	6.500%	7.250%
101% to 110%	7.500%	9.375%
111% to 120%	9.000%	11.500%
121% to 130%	10.500%	13.625%
131% to 140%	12.000%	15.750%
141% to 150%	13.500%	17.875%
151% or above	15.000%	20.000%

Excluding the impact of the litigation reserve recovery and the $1 million charitable expense realized in the fourth quarter 2015, ROAA for the Company was 0.97%. Compared to the peer group median of 0.89%, the Company achieved 109% of the peer group’s result, yielding a deferral bonus of 9.375% for Mr. Schrider and 7.5% for the other executive officers. The committee excluded the recovery to be consistent with its decision to exclude the litigation expense in the prior year. The exclusions resulted in decreasing the deferral bonus from 11.50% for Mr. Schrider and 9.0% for the other executive participants. The amounts of the 2015 deferral bonuses are shown in the Nonqualified Deferred Compensation Plan table on page 32 and included in the Summary of Compensation table on page 28, and potential awards are further described in the Grants of Plan-Based Awards table on page 30.

Deferred Compensation and Retirement Benefits

401(k) Plan

The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bank 401(k) Plan. The 401(k) Plan provides a 100% match on the first 3% of salary deferred and a 50% on the next 2% of salary deferred up to the maximum allowed by the IRS regulations.

Pension Plan

The Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen. Of the named executive officers, Mr. Schrider, Mr. Mantua, Mr. Caceres, and Mr. Kuykendall are participants. The accumulated benefit for each may be found on page 31.

Non-Qualified Deferred Compensation Plan

Executives and other officers who are eligible may participate in the Sandy Spring Bank Deferred Compensation Plan as described on page 31. Currently, only Mr. O’Brien participates in this plan.

Business-Related Benefits and Perquisites

The committee believes that perquisites should be limited in scope and have a business-related purpose. The committee periodically reviews perquisites to ensure alignment with the desired philosophy. The committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2015, perquisites for all of the named executive officers included eligibility for a company-paid, supplemental long-term disability insurance policy and a long-term care insurance policy, and a comprehensive executive health screening the values for which, if applicable, are represented under “All Other Compensation” in the Summary of Compensation table on page 28.

In addition, Mr. Schrider receives the use of a company-paid vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the Company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes.

Role of Management, the Compensation Committee, and Compensation Consultants in the Executive Compensation Process

Role of Independent Compensation Consultant

In 2015, the Compensation Committee was advised by Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent consulting firm specializing in executive compensation. Pearl Meyer was engaged by the committee for the purpose of providing commentary and analysis relating to executive compensation. Pearl Meyer was not engaged for any other purpose by any other affiliate of the Company. Further, the aggregate fees paid to the consultant on an annual basis were under $120,000 and represented less than 1% of Pearl Meyer’s annual revenue; and neither the board nor Pearl Meyer is aware of any personal or business relationship between Pearl Meyer, their employees and the Company or any member of the board.

When making decisions for 2015, the committee considered the information provided in the 2014 executive compensation analysis compiled by Pearl Meyer for the prior year. The 2014 analysis included, but was not limited to, an assessment of the Company’s compensation programs compared to its peers, recommendations for total direct compensation and target direct compensation as well as long-term incentive compensation and supplemental executive retirement benefits. The 2014 analysis provided the committee with a broad array of information with which to assess the Company’s compensation program, and it served as a foundation for compensation decisions. The committee had direct access to the consultant and control over the engagement.

Role of the Compensation Committee

The basic responsibilities of the Compensation Committee were to review, recommend or approve compensation plans and policies applicable to the named executive officers, including participation and performance measures; to consider the relationship of corporate performance to total compensation; to set salary and bonus levels and equity-based awards for executive officers; and to review the adequacy and effectiveness of various compensation and benefit plans and succession planning. The chairman of the committee reported committee actions or recommendations to the board of directors following each committee meeting.

The CEO performance evaluation for 2014 was coordinated by Center for Board Excellence and involved receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used this evaluation in compensation decisions concerning Mr. Schrider.

Decisions regarding compensation for the named executive officers were made by the committee with consideration given to recommendations from Mr. Schrider and the analysis provided by Pearl Meyer.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultant and to approve the fee and the terms of engagement. Details on the committee's functions are described in its charter, which has been approved by the board of directors and is available on our Investor Relations web site maintained at www.sandyspringbank.com.

Role of Management

In 2015, Mr. Schrider and the executive officers, as customary, were responsible for the development of the annual business and financial plans, which were reviewed and approved by the board of directors. The business plan provided the foundation for setting performance goals and targets to be achieved during the fiscal year and included in incentive compensation plans.

Based on the information provided by Pearl Meyer and at the direction of the committee, Mr. Schrider developed recommendations for executive compensation other than his own. Mr. Kuykendall provided the committee with legal interpretation and guidance on governance issues. Mr. Mantua provided the committee with information regarding the Company’s performance and comparisons with peer banks’ performance.

Messrs. Schrider, Mantua, and Kuykendall, as well as other members of management regularly attended portions of the Compensation Committee meetings where company performance, market considerations, and legal analyses were discussed. However, management was not present during final deliberations on executive compensation, and only committee members voted on executive compensation matters.

Factors for Determining Compensation

Goal Setting for Compensation Purposes

On an annual basis, the board of directors approves the Company’s annual financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement. Once the financial plan is approved by the board of directors, the performance goals for the ETIP and EIRP are derived from the financial plan. Mr. Schrider and Mr. Mantua report on the Company’s performance to the board of directors at each regularly scheduled meeting.

Peer Group Benchmarking

A critical element of the Company’s compensation philosophy is a comparative analysis of the compensation mix and levels relative to a peer group of publicly traded financial institutions. This analysis is a key driver of specific compensation decisions for the named executive officers, and ensures proper alignment between our performance and compensation programs relative to peers thus enabling the Company to attract and retain executive talent through competitive compensation programs.

Each year the committee reviews the peer group to determine if adjustments are necessary. In 2015, the committee elected not to update the peer group compiled by Pearl Meyer for its 2014 comparative analysis (“2014 Peer Group”). The identified peers were publicly-traded banks with assets between approximately $2.5 to $8.5 billion in 2013 and from the greater Mid-Atlantic region. The median asset size was $4.5 billion which placed the Company at the 45th percentile in asset size at the time. Pearl Meyer applied customary statistical tools to compensate for the age of the data and the geographic cost of living differences between the regional peer group and the greater Washington, D.C., metropolitan area. The 2014 Peer Group included the following 22 publicly-traded banks of similar asset size in the geographic region:

Cardinal Financial Corporation	VA	Metro Bancorp, Inc.	PA
City Holding Company	WV	National Penn Bancshares, Inc.	PA
Community Bank System, Inc.	NY	NBT Bancorp, Inc.	PA
Customers Bancorp, Inc.	PA	S&T Bancorp, Inc.	PA
Eagle Bancorp, Inc.	MD	Sterling Bancorp	NY
First Commonwealth Financial Corp.	PA	Sun Bancorp, Inc.	NJ
Financial Institutions, Inc.	NY	Tompkins Financial Corp.	NY
First Financial Holdings, Inc.	SC	TowneBank	VA
Flushing Financial Corporation	NY	Union First Mkt Bankshares Corp.	VA
Hudson Valley Holding Corp.	NY	United Bankshares, Inc.	WV
Lakeland Bancorp, Inc.	NJ	WesBanco, Inc.	WV

Specifically in regard to the 2015 EIRP, the Company established an updated regional peer group (“EIRP Peer Group”), based on the 2014 Peer Group criteria, for purposes of evaluating the Company’s return on average assets (“ROAA”) against median ROAA for the peer group, see Long-Term Incentive Compensation on page 22. The EIRP Peer Group consisted of the 2014 Peer Group with the following additions and deletions:

Additions:		Deletions:
Bancorp, Inc.	DE	Community Bank System, Inc.	NY
Carter Bank and Trust	VA	First Financial Holdings, Inc.	SC
ConnectOne Bancorp, Inc.	NJ	Hudson Valley Holding Corp.	NY
First of Long Island Corporation	NY	National Penn Bancshares, Inc.	PA
HomeTrust Bancshares, Inc.	NC	Sterling Bancorp	NY
NewBridge Bancorp	NC	Sun Bancorp, Inc.	NJ
Park Sterling Corporation	NC	United Bankshares, Inc.	WV
Peapack-Gladstone Financial Corporation	NJ
TriState Capital Holdings	PA
Yadkin Financial Corporation	NC

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results. For 2015, the Compensation Committee elected to exclude the impact of the recovery of the litigation reserve and the $1 million charitable expense on the calculation of payments under the ETIP and EIRP.

Clawback Policy

In anticipation of the final rules to be issued under The Dodd-Frank Act, the board approved a Policy for the Recovery of Performance Compensation, also known as a “clawback” policy. The policy states that in the event the Company is required to prepare an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, the Company, at the direction and sole discretion of the Compensation Committee and the board of directors, will recover from any current or former executive officer of the Company who received incentive-based compensation during the three years preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

Impact of Accounting and Taxation on the Form of Compensation

The committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. The committee has considered the impact of FASB ASC Topic 718, which the Company adopted on January 1, 2006, on the use of equity-based awards. This consideration factored heavily in the decision to use awards of restricted stock.

Section 162(m) of the Internal Revenue Code concerns the tax deductibility of compensation paid to the CEO and each of the three highest compensated officers, other than principal financial officer. The deduction is generally limited to $1 million unless the compensation qualifies as “performance-based” or falls under other specified exceptions. As executive compensation continues to approach this threshold, the committee structured the 2015 Omnibus Incentive Plan, approved by shareholders in 2015, to be compliant with Section 162(m). The committee believes in maintaining a competitive structure that may result in non-deductible compensation expenses if such a structure is in the best interests of the Company and our shareholders.

Risk Assessment of Compensation Policies and Practices

The committee, in consultation with management, has previously assessed the compensation policies and practices applicable to the named executive officers. The committee is in agreement that the Company’s compensation plans, policies, and practices do not encourage or motivate executive officers to take unnecessary or excessive risks that would pose a material threat to the Company.

Stock Ownership Guidelines for Executives

In response to investor feedback, the board approved formal stock ownership requirement for executives on January 27, 2016. The guideline states that the CEO is required to own three times his or her base salary, and other executive officers are required to own one times his or her base salary. The officer has five years from the date of hire or promotion to be compliant with these guidelines. All of the named executive officers own Company common stock in excess of this requirement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

February 10, 2016	Pamela A. Little, Chairman
Ralph F. Boyd, Jr.
Susan D. Goff
James J. Maiwurm
Gary G. Nakamoto
Robert L. Orndorff

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation for the named executive officers for the three most recent completed fiscal years.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		(1)	(2)	(3)	(4)	(5)
Daniel J. Schrider	2015	$600,692	$285,004	$366,795	$-	$61,681	$1,314,172
President, Chief	2014	$555,462	$258,000	$245,091	$83,588	$55,092	$1,197,233
Executive Officer	2013	$508,192	$262,975	$366,508	$-	$48,959	$1,186,634
Philip J. Mantua	2015	$333,192	$123,612	$170,606	$-	$27,404	$654,814
EVP, Chief Financial	2014	$306,577	$120,000	$114,348	$42,346	$25,703	$608,975
Officer	2013	$295,962	$105,453	$159,410	$-	$24,045	$584,870
Joseph J. O'Brien, Jr.	2015	$355,038	$133,201	$173,487	$488	$46,386	$708,600
EVP, Commercial &	2014	$330,846	$130,000	$113,898	$582	$44,731	$620,057
Retail Banking	2013	$320,962	$130,191	$182,419	$517	$40,608	$674,697
R. Louis Caceres	2015	$333,865	$124,607	$168,589	$-	$47,942	$675,003
EVP, Wealth Mgmt,	2014	$309,077	$121,000	$112,747	$58,688	$45,095	$646,607
Mortgage, Insurance	2013	$299,135	$121,803	$175,318	$-	$43,600	$639,856
Ronald E. Kuykendall	2015	$279,039	$91,202	$133,171	$-	$27,007	$530,419
EVP, General	2014	$258,115	$88,550	$93,964	$57,424	$24,876	$522,930
Counsel & Secretary	2013	$250,173	$89,732	$139,488	$-	$27,146	$506,539

(1)	Due to the timing of regular paydays, there were 27 paydays in 2015 and 26 paydays in 2014 and 2013.
(2)	Represents the grant date fair value for the awards computed in accordance with FASB ASC Topic 718 (see Note 13 to the Consolidated Financial Statements in the Annual Report on Form 10-K).
(3)	Represents payments from the Executive Team Incentive Plan (ETIP), contributions to the Executive Incentive Retirement Plan (EIRP) and earnings on existing balances within the EIRP as shown below:

	2015	2015	2015	Total Non-equity
	Payments	Contributions	Earnings on	Incentive Plan
	Under ETIP	to the EIRP	EIRP	Compensation
Daniel J. Schrider	$299,746	$54,506	$12,543	$366,795
Philip J. Mantua	$134,045	$24,375	$12,186	$170,606
Joseph J. O’Brien, Jr.	$142,294	$25,875	$5,318	$173,487
R. Louis Caceres	$134,045	$24,375	$10,169	$168,589
Ronald E. Kuykendall	$97,802	$20,325	$15,044	$133,171

(4)	The present value of the accumulated pension decreased in 2015 for pension plan participants as follows: Mr. Schrider $11,375; Mr. Mantua $5,000; Mr. Caceres $8,542; and Mr. Kuykendall $2,222. See the table of Pension Benefits on page 31. Values presented for Mr. O’Brien are earnings on deferred compensation, see page 31.

(5) This column consists of other items of compensation and the value of perquisites and personal benefits for the named executive officers including as applicable: supplemental long term care and disability insurance, executive health screening, and life insurance premiums. Mr. Schrider has the use of a company-owned vehicle. Each executive received dividends on restricted stock as follows: Mr. Schrider received $30,435; Mr. Mantua received $13,353; Mr. O’Brien received $15,158; Mr. Caceres received $14,311; and Mr. Kuykendall received $10,358. Messrs. O’Brien and Caceres each received $12,000 in car allowance. Each executive received $10,600 in 401(k) matching funds.

Outstanding Equity Awards at Fiscal Year End

This table shows the outstanding equity awards held by the named executive officers at December 31, 2015.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		(#)	(#)	($)		(#)(1)	($)(2)
Daniel J. Schrider	3/30/2011	-	-	-	-	(3) 2,167	$58,422
	3/28/2012	-	-	-	-	(4) 4,429	$119,406
	3/27/2013	-	-	-	-	(5) 7,788	$209,964
	3/05/2014	-	-	-	-	(6) 8,339	$224,819
	3/18/2015	-	-	-	-	(7) 10,878	$293,271
Philip J. Mantua	3/30/2011	-	-	-	-	(3) 1,228	$33,107
	3/28/2012	-	-	-	-	(4) 1,672	$45,077
	3/27/2013	-	-	-	-	(5) 3,123	$84,196
	3/05/2014	-	-	-	-	(6) 3,879	$104,578
	3/18/2015	-	-	-	-	(7) 4,718	$127,197
Joseph J. O’Brien, Jr.	3/30/2011	-	-	-	-	(3) 1,276	$34,401
	3/28/2012	-	-	-	-	(4) 2,134	$57,533
	3/27/2013	-	-	-	-	(5) 3,856	$103,958
	3/05/2014	-	-	-	-	(6) 4,202	$113,286
	3/18/2015	-	-	-	-	(7) 5,084	$137,065
R. Louis Caceres	3/30/2011	-	-	-	-	(1) 1,276	$34,401
	3/28/2012	-	-	-	-	(2) 2,032	$54,783
	3/27/2013	-	-	-	-	(3) 3,607	$97,245
	3/05/2014	-	-	-	-	(4) 3,911	$105,441
	3/18/2015	-	-	-	-	(5) 4,756	$128,222
Ronald E. Kuykendall	3/30/2011	-	-	-	-	(3) 842	$22,700
	3/28/2012	-	-	-	-	(4) 1,483	$39,982
	3/27/2013	-	-	-	-	(5) 2,657	$71,633
	3/05/2014	-	-	-	-	(6) 2,862	$77,160
	3/18/2015	-	-	-	-	(7) 3,481	$93,848

(1)	All outstanding equity awards were issued under the 2005 Omnibus Stock Plan.
(2)	Aggregate market values are based upon the closing price of $26.96 per share of Company common stock on December 31, 2015.
(3)	Remaining shares granted on March 30, 2011 will vest ratably on the anniversary of the grant through 2016.
(4)	Remaining shares granted on March 28, 2012 will vest ratably on the anniversary of the grant through 2017.
(5)	Remaining shares granted on March 27, 2013 will vest ratably on each April 1st through 2018.
(6)	Remaining shares granted on March 5, 2014 will vest ratably on each April 1st through 2019.
(7)	Shares granted on March 18, 2015 will vest ratably beginning April 1, 2016 and each April 1st through 2020.

Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers. These include restricted stock awards (“RSA”) under the 2005 Omnibus Stock Plan, payments under the Executive Team Incentive Plan (“ETIP”), and contributions made under the Executive Incentive Retirement Plan (“EIRP”) for 2015.

							Grant Date
						All Other Stock	Fair Value of
						Awards:	Stock and
			Estimated Possible Payouts Under			Number of	Options
Name		Grant Date	Non-Equity Incentive Plan Awards (1)			shares of stock	Awards (2)
			Threshold	Target	Maximum
Daniel J. Schrider	RSA	3/18/2015				10,878	$285,004
	ETIP		$145,350	$290,700	$436,050
	EIRP		$17,442	$54,506	$436,050
Philip J. Mantua	RSA	3/18/2015				4,718	$123,612
	ETIP		$65,000	$130,000	$195,000
	EIRP		$9,750	$24,375	$48,750
Joseph J. O'Brien, Jr.	RSA	3/18/2015				5,084	$133,201
	ETIP		$69,000	$138,000	$207,000
	EIRP		$10,350	$25,875	$51,750
R. Louis Caceres	RSA	3/18/2015				4,756	$124,607
	ETIP		$65,000	$130,000	$195,000
	EIRP		$9,750	$24,375	$48,750
Ronald E. Kuykendall	RSA	3/18/2015				3,481	$91,202
	ETIP		$47,425	$94,850	$142,275
	EIRP		$8,130	$20,325	$40,650

(1)	The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.
(2)	The grant date fair value of each award was based on the value awarded by the Compensation Committee and calculated using the closing price of $26.20 per share on the grant date rounded to the nearest whole share.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2015.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	Upon Exercise	Vesting	Upon Vesting (1)
Executive	(#)	($)	(#)	($)
Daniel J. Schrider			11,763	$309,623
Philip J. Mantua			5,605	$147,537
Joseph J. O’Brien, Jr.			6,270	$165,020
R. Louis Caceres			6,062	$159,522
Ronald E. Kuykendall			4,235	$111,463

(1)	The value realized upon vesting is equal to the closing market price of Company common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) for each named executive officer.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$292,301
Philip J. Mantua	Pension Plan	9	$178,170
Joseph J. O’Brien, Jr.(2)	Pension Plan	-	-
R. Louis Caceres	Pension Plan	9	$224,091
Ronald E. Kuykendall	Pension Plan	8	$304,317

(1)	This plan and related valuation methods and assumptions are included in Note 14 to the Consolidated Financial Statements in the Annual Report on Form 10-K.
(2)	Mr. O’Brien does not participate in the Pension Plan.

Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. When the Pension Plan was active, earnings covered were total wages, including elective pre-tax contributions under the 401(k) Plan, bonuses, and other cash compensation up to the allowable limit under the Internal Revenue Code.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter, through December 31, 2007. The Pension Plan permits early retirement at age 55 after 10 years of service completed after December 31, 2000.

Nonqualified Deferred Compensation Plans

Executive Incentive Retirement Plan

All of the named executive officers participate in the Executive Incentive Retirement Plan (“EIRP”), an annual deferred bonus plan. The EIRP replaced supplemental executive retirement agreements (“SERAs”) with the named executive officers. Prior balances carried over from the SERAs vest over a period of 15 years and automatically vest upon the executive’s death or disability or upon a change in control. Deferral bonuses and earnings paid under the EIRP vest immediately. Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly.

The executive’s account balance (including vested balances accrued under the former SERAs) will be distributed to the executive per the terms of the EIRP following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan.

The EIRP provides a minimum, guaranteed annual deferral bonus of 3% of base salary. Each year, the Compensation Committee determines the performance criteria by which a deferral bonus over the minimum may be earned as described under Long-Term Incentive Compensation on page 22.

Sandy Spring Bank Deferred Compensation Plan

Under the terms of Sandy Spring Bank Deferred Compensation Plan, participants may defer up to 25% of base salary and/or commissions earned during the year and up to 100% of bonus compensation. Interest accrues on the account balance at a rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly. Upon separation from service, the participant will receive the account balance following the six month anniversary of the separation from service.

The following table summarizes the contributions, earnings and balances for the named executive officers under the EIRP, and earnings from the Sandy Spring Bank Deferred Compensation Plan.

		Executive	Registrant	Aggregate		Aggregate
		Contributions in	Contributions in	Earnings in Last	Aggregate	Balance at Last
		Last Fiscal Year	Last Fiscal Year	Fiscal Year	withdrawals/	Fiscal Year End
Executive	Plan Name	(1)	(2)	(3)	Distributions	(4)
Daniel J. Schrider	EIRP	n/a	$54,506	$12,543	-	$477,887
Philip J. Mantua	EIRP	n/a	$24,375	$12,186	-	$435,678
Joseph J. O’Brien, Jr.	EIRP	n/a	$25,875	$5,318	-	$205,379
	NQDC	$-	n/a	$488		$16,467
R. Louis Caceres	EIRP	n/a	$24,375	$10,169	-	$367,600
Ronald E. Kuykendall	EIRP	n/a	$20,325	$15,044	-	$528,098

(1)	Participant contributions are not permitted under the EIRP.
(2)	Payments made under the EIRP in 2015 as described on page 22. These amounts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(3)	Earnings for the EIRP and NQDC accrue at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly. Earnings for both plans are included in the Summary Compensation Table on page 28.
(4)	The balances for Messrs. Schrider, Mantua, Caceres and Kuykendall are fully vested. As of December 31, 2015, $34,313 of Mr. O’Brien’s balance was unvested.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

Daniel J. Schrider

The Company and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the board of directors may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on July 1, 2018. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice 30 days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by the Company or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

In the event of a change in control during the term of the agreement, and, thereafter, if Mr. Schrider’s employment is terminated without just cause or he terminates his employment with good reason, as defined in the agreement, he will receive a lump-sum payment equal to three times his average annual compensation for the past five years preceding the change in control and medical benefits for the remaining term of the agreement.

Mr. Schrider’s agreement does not entitle him to receive any tax indemnification payments (a “gross-up”) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” If any payments to Mr. Schrider trigger such excise tax, he will be entitled to receive the greater of the following, whichever gives him the highest net after-tax amount: (a) the full payments and benefits provided for under the agreement, in which case he would be responsible for any resulting excise tax, or (b) one dollar less than the amount that would subject him to the excise tax.

Under the terms of his agreement, Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of a change in control.

Philip J. Mantua

The Company and the Bank entered into an employment agreement with Mr. Mantua on January 13, 2012 to provide for his employment as chief financial officer. The term of the present agreement ends on June 30, 2017. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional year so that the remaining term becomes two years. Mr. Mantua’s agreement does not automatically renew. The agreement addresses such matters as Mr. Mantua’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. Mantua's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. Mantua will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by Mr. Mantua with good reason, as defined in the agreement, Mr. Mantua will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, Mr. Mantua’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding 12 months plus the amount of any other compensation received for the past 12 months. Mr. Mantua would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. Mantua in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. Mantua is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

Joseph J. O’Brien, Jr.

The Company and the Bank entered into an employment agreement with Mr. O’Brien on January 13, 2012 to provide for his employment as Executive Vice President for Commercial and Retail Banking. The present term of the agreement ends on June 30, 2017. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional year so that the remaining term becomes two years. Mr. O’Brien’s agreement does not automatically renew. The agreement addresses such matters as Mr. O’Brien’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. O’Brien's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. O’Brien will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by Mr. O’Brien with good reason, as defined in the agreement, Mr. O’Brien will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, Mr. O’Brien’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding 12 months plus the amount of any other compensation received for the past 12 months. Mr. O’Brien would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. O’Brien in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. O’Brien is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

R. Louis Caceres and Ronald E. Kuykendall

Mr. Caceres and Mr. Kuykendall each have a change in control severance agreement with the Company and the Bank. The change in control agreement has a term of two years, also known as the “Covered Period.” On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.

If a change in control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, as defined in the agreement, during the Covered Period, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits, including life and disability insurances, for a period of three years following termination. Under the change in control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the change in control agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination in different situations as described above as of December 31, 2015. Benefits payable under the Pension Plan, the 401(k) Plan, or from bank-owned life insurance are not included. Vested balances under non-qualified deferred compensation plans are also not included.

	Daniel J.	Philip J.	Joseph J.	R. Louis	Ronald E.
	Schrider	Mantua	O’Brien, Jr.	Caceres	Kuykendall
Death:
Employment agreements	$-	$-	$-	n/a	n/a
EIRP(1)	$-	$-	$34,313	$-	$-
Equity awards(2)	$905,883	$394,155	$446,242	$420,091	$305,322
Total	$905,883	$394,155	$480,555	$420,091	$305,322
Disability:
Employment agreements (3)	$1,489,297	$508,978	$538,978	n/a	n/a
EIRP(1)	$-	$-	$34,313	$-	$-
Equity awards(2)	$905,883	$394,155	$446,242	$420,091	$305,322
Total	$2,395,180	$903,133	$1,019,533	$420,091	$305,322
Voluntary termination or retirement by executive:
Employment agreements	$-	$-	$-	n/a	n/a
EIRP	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$-	$-	$-	$-	$-
Termination by the Company without Just Cause or by executive with Good Reason:
Employment agreements (3)	$1,489,297	$688,568	$730,941	n/a	n/a
EIRP	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$1,489,297	$688,568	$730,941	$-	$-
Termination in connection with a change in control (CIC):
Employment or CIC agreements (3)	$2,380,952	$1,415,500	$1,499,965	$1,415,500	$1,145,674
EIRP(1)	$-	$-	$34,313	$-	$-
Equity awards(2)	$905,883	$394,155	$446,242	$420,091	$305,322
Total(4)	$3,286,835	$1,809,656	$1,980,520	$1,835,591	$1,450,996

(1)	Any unvested portion of the accumulated EIRP balance immediately vests upon death, disability or change in control, as shown above for Mr. O’Brien. The aggregate EIRP balances for Messrs. Schrider, Mantua, and Caceres are fully vested. The executive’s vested account balance will be distributed to the executive following termination of employment, unless terminated for Just Cause, either in a lump sum or in installments, based on the prior election of the executive.
(2)	Represents the value of unvested restricted stock grants, which would vest in the event of the executive’s death or disability or upon a change in control calculated based on the closing price of Company common stock of $26,96 on December 31, 2015.
(3)	Assumes that in the event of termination Messrs. Schrider, Mantua and O’Brien would each receive his base salary plus medical benefits for the remainder of the term of his agreement which as of December 31, 2015 was 30 months for Mr. Schrider and 18 months for Messrs. Mantua and O’Brien. The total amount would be reduced by disability benefits payable under insurance programs maintained by the Company.
(4)	The payment shown is subject to reduction or revision if the aggregate payments trigger the payment of the excise tax under Section 280G of the Internal Revenue Code.

PROPOSAL II: A Non-Binding Resolution to Approve the Compensation

for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement. The board recommended and the shareholders elected to have this proposal submitted annually.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse the executive compensation program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the board of directors and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors believes that the compensation practices of the Company are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned to the long-term success of the Company and the interests of shareholders.

Voting Standard

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting. Accordingly, it is particularly important that beneficial owners of our stock instruct their brokers or nominees how to vote their shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL III: The Ratification of the Appointment of

Ernst & Young LLP as the

Independent Registered Public Accounting Firm for the Year 2016

The Audit Committee has engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal year 2016. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2017.

Representatives of EY will be present and available at the annual meeting to respond to appropriate questions.

Voting Standard

In voting to ratify the appointment of EY as the Company’s independent registered public accounting firm for 2016, shareholders may vote for the proposal, against the proposal or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of Sandy Spring Bancorp, Inc., and subsidiaries by Ernst & Young LLP for the years ended December 31, 2015 and December 31, 2014 together with fees billed for other services.

	Ernst & Young LLP	Ernst & Young LLP
	2015	2014
Audit Fees(1)	$490,000	$490,000
Audit-Related Fees
Tax Services(2)	$100,000	$95,000

(1)	Audit fees consist of fees for professional services rendered for the audit the consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	All other fees consist of 1099 processing fees for Sandy Spring Trust clients.

Audit Committee's Preapproval Policies and Procedures for Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by the Company’s independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by the Company's independent registered public accounting firm have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception.

Report of the Audit Committee

The Company's Audit Committee is appointed by the board of directors to assist the board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 16 (Communications with Audit Committees); and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirement of the Public Company Accounting Oversight Board and discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015. The committee also has considered whether the amount and nature of non-audit services rendered by the Company’s independent registered public accounting firm are consistent with its independence.

March 2, 2016	Dennis A. Starliper, Chairman
Mona Abutaleb
Susan D. Goff
Robert E. Henel, Jr.
James J. Maiwurm
Gary G. Nakamoto
Robert L. Orndorff

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. Shareholder proposals intended to be presented at the 2017 annual meeting of shareholders may be eligible for inclusion in the proxy materials for that annual meeting if received at the Company’s executive offices not later than November 22, 2016 unless the date of the 2017 annual meeting is more than 30 days from May 4, 2017, in which case the deadline is a reasonable time before the Company begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, the Company's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at the Company’s executive offices not later than December 22, 2016. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by the Company for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the secretary at the Company's main office by mail, courier, or facsimile or by e-mail through the Company’s "contact us" feature of the investor relations area of its web site at www.sandyspringbank.com.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland

March 22, 2016

Sandy Spring Bancorp

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 4, 2016.

Vote by Internet

- Go to **www.envisionreports.com/sasr**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and Proposal 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Mona Abutaleb	☐	☐	02 - Robert E. Henel, Jr.	☐	☐	03 - Gary G. Nakamoto	☐	☐
04 - Dennis A. Starliper	☐	☐	05 - James J. Maiwurm	☐	☐			

	For	Against	Abstain
2. A non-binding resolution to approve the compensation for the named executive officers.	☐	☐	☐
3. Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

5 2 C V

029T1E

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Sandy Spring Bancorp

Proxy — Sandy Spring Bancorp, Inc.

2016 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting

Ralph F. Boyd, Jr., and Pamela A. Little, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Sandy Spring Bancorp, Inc. to be held on May 4, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxy holders will have authority to vote FOR each of the director-nominees (Proposal 1), FOR the non-binding resolution to approve the compensation for the named executive officers (Proposal 2) and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2016 (Proposal 3).

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)